Exhibit 10.27

FIRST AMENDMENT TO MASTER PURCHASE ORDER AGREEMENT

BETWEEN

CHEM ROCK TECHNOLOGIES, LLC,

AND

GREEN FIELD ENERGY SERVICES, INC.

Effective as of February 28, 2013, Chem Rock Technologies, LLC (hereinafter “Chem Rock”) and Green Field Energy Services, Inc. (hereinafter “Green Field”) entered into a “Master Purchase Order Agreement” (hereinafter the “Agreement”) in which Green Field agreed to purchase and Chem Rock agreed to sell frac chemicals.

NOW, THEREFORE, Chem Rock and Green Field, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree to amend the Agreement as follows:

1. Section 1.1.2 of the Agreement is hereby replaced with the following:

Section 1.1.2 Initial Payment. GFES further agrees to pay Chem Rock ONE MILLION DOLLARS ($1,000,000.00) (the “Initial Prepayment”) upon the execution of this Agreement to be credited against the Aggregate Minimum Purchase requirement in subsection 1.3.1, below, but not the Monthly Minimum Payment requirement in subsection 1.3.2, below. GFES further agrees to pay Chem Rock the additional full sum of TWO MILLION NINE HUNDRED THOUSAND DOLLARS ($2,900,000.00) (the “Financing Prepayment”) to be credited against the Aggregate Minimum Purchase requirement in subsection 1.3.2. The Financing Prepayment will be paid upon the earlier of: closing a $30 Million working capital credit facility extended to GFES by PNC or other lending institution; or March 22, 2013 (the “Credit Facility”). The Initial Prepayment and the Financing Prepayment under this Section 1.1.2 will be credited against the purchases of Products during each calendar quarter commencing with the third calendar quarter of this Agreement and ending with the sixth calendar quarter of this Agreement (i.e.- $975,000 for each of calendar quarters 3-6 under this Agreement). The credit will be applied first to the oldest Green Field invoices, beginning the 45th day of the third quarter, and concluding the 45th day of the seventh quarter.

2. Any capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

3. In the event of a conflict between this Amendment and the Agreement, this Amendment shall control. Unless expressly amended herein, all other terms and provisions of the Agreement shall remain in full force and effect as written.

4. Chem Rock and Green Field have been afforded the opportunity to have this Amendment reviewed by counsel of their own choosing. Chem Rock and Green Field have read and understand this Amendment. Chem Rock and Green Field acknowledge that both parties took part in drafting this Amendment and that the normal rule of Agreement construction concerning ambiguities being construed against the draftor shall not apply.

5. This Amendment may be executed in multiple counterparts and such counterparts shall be treated as originals for all purposes.

WHEREFORE, this First Amendment to the Master Purchase Order Agreement is hereafter executed this 8TH day of March, 2013, by each party through its duly authorized representative.

Green Field Energy Services, Inc.		Chem Rock Technologies, LLC

By:	/s/ Enrique Fontova	By:	/s/ David Trahan
Print:	Enrique Fontova		David Trahan, Manager
Title:	President

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